Exhibit 99.1

BioAge Announces Pricing of Upsized $115.0 Million Public Offering

EMERYVILLE, Calif., Jan. 21, 2026 (GLOBE NEWSWIRE) -- BioAge Labs, Inc. (Nasdaq: BIOA) ("BioAge", “the Company”), a clinical-stage biopharmaceutical company developing therapeutic product candidates for metabolic diseases by targeting the biology of human aging, today announced the pricing of its upsized underwritten public offering of 5,897,435 shares of its common stock at a price to the public of $19.50 per share. The gross proceeds from this offering are expected to be approximately $115.0 million, before deducting underwriting discounts and commissions and other offering expenses payable by BioAge. The offering is expected to close on or about January 23, 2026, subject to the satisfaction of customary closing conditions. In addition, BioAge has granted the underwriters a 30-day option to purchase up to an additional 884,615 shares of common stock in connection with the offering. All of the shares of common stock are being offered by BioAge.

Goldman Sachs & Co. LLC, Piper Sandler and Citigroup are acting as joint book-running managers for the offering.

BioAge intends to use the net proceeds from the proposed offering, together with its existing cash, cash equivalents and marketable securities, to fund research, clinical and process development and manufacturing of its product candidates, including BGE-102 and further development of its NLRP3 and APJ programs, working capital, capital expenditures, reduction of indebtedness and for other general corporate purposes.

The shares are being offered by BioAge pursuant to a registration statement on Form S-3 (No. 333-290688) that became effective on November 25, 2025. A preliminary prospectus supplement and accompanying prospectus relating to this offering have been filed with the Securities and Exchange Commission (the “SEC”). Copies of the preliminary prospectus supplement and the accompanying prospectus relating to this offering, and when available, the final prospectus supplement, may be obtained from Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, by telephone at (866) 471-2526, or by email at Prospectus-ny@ny.email.gs.com; Piper Sandler & Co., Attention: Prospectus Department, 350 North 5th Street, Suite 1000, Minneapolis, MN 55401, by telephone at (800) 747-3924, or via email at prospectus@psc.com; or Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (800) 831-9146. Electronic copies of the preliminary prospectus supplement and accompanying prospectus will also be available on the SEC’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities of BioAge, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About BioAge Labs, Inc.

BioAge is a clinical-stage biopharmaceutical company developing therapeutic product candidates for metabolic diseases by targeting the biology of human aging. The Company's lead product candidate, BGE-102, is a potent, orally available, brain-penetrant small-molecule NLRP3 inhibitor being developed for cardiovascular risk and retinal diseases. A Phase 1 SAD/MAD trial of BGE-102 is underway, with topline data including additional MAD cohorts anticipated in 1H26. The Company is also developing long-acting injectable and oral small molecule APJ agonists for obesity. BioAge’s additional preclinical programs, which leverage insights from the Company’s proprietary discovery platform built on human longevity data, address key pathways involved in metabolic aging.

Forward-looking statements

This press release contains “forward-looking statements” within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, statements regarding expectations of market conditions, timing of the closing, the satisfaction of customary closing conditions related to the offering and the anticipated gross proceeds of the offering and the use thereof. These forward-looking statements may be accompanied by such words as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “might,” “plan,” “potential,” “possible,” “will,” “would,” and other words and terms of similar meaning. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements, including: our ability to develop, obtain regulatory approval for and commercialize our product candidates; the timing and results of preclinical studies and clinical trials; the risk that positive interim results in a preclinical study or clinical trial may not be replicated in subsequent trials or success in early stage clinical trials may not be predictive of results in later stage clinical trials; risks associated with clinical trials, including our ability to adequately manage clinical activities, unexpected concerns that may arise from additional data or analysis obtained during clinical trials, regulatory authorities may require additional information or further studies, or may fail to approve or may delay approval of our drug candidates; the occurrence of adverse safety events; failure to protect and enforce our intellectual property, and other proprietary rights; failure to successfully execute or realize the anticipated benefits of our strategic and growth initiatives; risks relating to technology failures or breaches; our dependence on collaborators and other third parties for the development of product candidates and other aspects of our business, which are outside of our full control; risks associated with current and potential delays, work stoppages, or supply chain disruptions, including due to the imposition of tariffs and other trade barriers; risks associated with current and potential future healthcare reforms; risks relating to attracting and retaining key personnel; changes in or failure to comply with legal and regulatory requirements, including shifting priorities within the U.S. Food and Drug Administration; risks relating to access to capital and credit markets; and the other risks and uncertainties that are detailed under the heading “Risk Factors” included in BioAge’s Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission (SEC) on November 6, 2025, and BioAge’s other filings with the SEC filed from time to time. BioAge undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contacts

PR: Chris Patil, media@bioagelabs.com

IR: Dov Goldstein, ir@bioagelabs.com

Partnering: Peng Leong, partnering@bioagelabs.com